                              MERGER ENDORSEMENT

                      MetLife Investors Insurance Company

This Endorsement is a part of the policy, contract or certificate and is subject to all applicable terms and provisions of the policy, contract or certificate, except as modified herein. The Endorsement Date and the issue date of the policy, contract or certificate are the same unless another date is shown below.

As of the Endorsement Date, the following changes are made:

   The policy, contract or certificate to which this is attached was issued in the name of the MetLife Investors Insurance Company of California ("MLI of CA"). That company has merged with MetLife Investors Insurance Company ("MLI"). MLI has assumed by operation of law all duties, liabilities and responsibilities under the policy, contract or certificate as fully as though it had been issued in the name of MLI instead of MLI of CA.

   You should continue to use the same telephone numbers and addresses as before to send in requests, ask questions or otherwise receive service under the policy, contract or certificate unless we have asked you to use different ones.

Endorsement Date: November 9, 2006

                                             MetLife Investors Insurance Company

                                             /s/ Richard C Pearson
                                             -----------------------------------
                                             Secretary